UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 11, 2017 (August 7, 2017)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting

Item 1.01.	Entry Into a Material Definitive Agreement.

Underwriting Agreement

On August 7, 2017, Genesis, Genesis Energy Finance Corporation (together with Genesis, the “Issuers”) and certain subsidiary guarantors entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities LLC, as representative of a group of underwriters named in the Underwriting Agreement, in connection with the Issuers’ public offering of senior notes (the “Offering”).

The Underwriting Agreement provides for, among other things, the issuance and sale by the Issuers of $550 million in aggregate principal amount of 6.50% senior unsecured notes due 2025 (the “Notes”), guaranteed by certain subsidiary guarantors of Genesis (the “Guarantees” and, together with the Notes, the “Securities”).

The Issuers expect to receive net proceeds from the Offering, after deducting underwriting discounts and commissions, but before estimated expenses, of approximately $541.8 million. Genesis intends to use the net proceeds from the Offering to fund a portion of the purchase price for the acquisition of the trona and trona-based exploring, mining, processing, producing, marketing and selling business (the “Alkali Business Acquisition”) of Tronox Limited (“Tronox”). If the Alkali Business Acquisition does not close prior to or on March 31, 2018 or if the stock purchase agreement with Tronox and its subsidiaries is terminated prior to the closing of the Alkali Business Acquisition, then the Issuers will redeem the Notes at a redemption price equal to 100% of the aggregate principal amount plus accrued and unpaid interest, if any, to the redemption date.

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes are subject to receipt of legal opinions by counsel and to other customary conditions. The Issuers have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (as amended, the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Securities have been registered under the Securities Act, pursuant to the Registration Statement on Form S-3 (Registration No. 333-203259), as supplemented by the Prospectus Supplement dated August 7, 2017, relating to the Offering, filed with the SEC pursuant to Rule 424(b) of the Securities Act.

The Underwriting Agreement contains representations, warranties and other provisions that were made only for purposes of the Underwriting Agreement and as of specific dates and were solely for the benefit of the parties thereto. Accordingly, investors and securityholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

This summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

From time to time, certain of the underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to Genesis and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for Genesis in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, an affiliate of the trustee under the indenture for the Notes is an underwriter in the Offering.

Item 7.01	Regulation FD Disclosure.

On August 7, 2017 and August 8, 2017, Genesis issued press releases announcing the commencement of the Offering and the pricing of the Securities. The press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

1.1	Underwriting Agreement dated August 7, 2017 among Genesis Energy, L.P., Genesis Energy Finance Corporation, the subsidiary guarantors named therein, and Wells Fargo Securities LLC, as representative of the several underwriters named therein.

99.1	Press release of Genesis Energy, L.P. dated August 7, 2017.

99.2	Press release of Genesis Energy, L.P. dated August 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: August 11, 2017	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer

EXHIBIT INDEX

Exhibits.

1.1	Underwriting Agreement dated August 7, 2017 among Genesis Energy, L.P., Genesis Energy Finance Corporation, the subsidiary guarantors named therein, and Wells Fargo Securities LLC, as representative of the several underwriters named therein.

99.1	Press release of Genesis Energy, L.P. dated August 7, 2017.

99.2	Press release of Genesis Energy, L.P. dated August 8, 2017.